Exhibit 2.5

Amendment Letter to the Intercreditor Agreement dated December 17, 2013

Amendment Letter

InterXion Holding N.V.

Tupolevlaan 24

1119NX Schiphol-Rijk

(the “Company”)

17 December 2013

Dear Sirs,

Intercreditor Agreement (the “Intercreditor Agreement”) dated 3 July 2013 between, amongst others, InterXion Holding N.V. as Company, the Original Debtors and Financial Institutions as listed therein, The Bank of New York Mellon, London Branch as Original Senior Secured Notes Trustee and Barclays Bank PLC as Original Hedge Counterparty, Revolving Agent and Security Trustee.

We refer to the Intercreditor Agreement.

Unless otherwise specified herein, terms defined and references construed in the Intercreditor Agreement shall have the same meaning and construction when used in this letter. Unless otherwise stated, references in this letter to Clauses are references to clauses of the Intercreditor Agreement.

You have requested certain amendments to the Intercreditor Agreement. Pursuant to Clause 25.1(b) (Required consents) of the Intercreditor Agreement, we are pleased to inform you that we consent to amend the Intercreditor Agreement as set out in Schedule 1 to this letter.

The amendments set out on Schedule 1 are conditional, and shall only become effective when we receive, in form and substance satisfactory to us, the conditions precedent set out in Schedule 2 to this letter.

On the date that you countersign this Letter and on the satisfaction of the conditions precedent set out in Schedule 2 to this letter, the Company makes the following representations and warranties:

1.	Status

(a)	It is a public limited liability company or a corporation, duly incorporated and validly existing under the law of its respective jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

2.	Binding obligations

The obligations expressed to be assumed by it in each Finance Document (as defined under the Original Revolving Facility Agreement) are, subject to any general principles of law as at the date of this letter limiting its obligations that are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 26 (Changes to the Obligors) of the Original Revolving Facility Agreement, legal, valid, binding and enforceable obligations.

3.	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any material law or regulation applicable to it;

(b)	the constitutional documents of it; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument in a manner which has or is reasonably likely to have a Material Adverse Effect (as defined in the Original Revolving Facility Agreement).

4.	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

Clauses 23 (Notices), 24 (Preservation), 27 (Counterparts) and 29 (Enforcement) of the Intercreditor Agreement shall be deemed incorporated in this Amendment Letter (with such conforming amendments as the context requires) as if set out herein with each reference to the “Agreement” being deemed to be a reference to this Amendment Letter.

This letter shall constitute a Debt Document. The Intercreditor Agreement shall remain in full force and effect in all respects save as expressly amended by this letter.

A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this letter.

This letter is governed by and shall be construed in accordance with English law. Any non-contractual obligations arising out of or in connection with this letter are governed by English law.

We should be grateful if you would sign and return to us the enclosed copy of this letter by way of your acknowledgement and acceptance of the contents of this letter and the Schedules.

Yours faithfully

THIS AMENDMENT LETTER has been entered into on the date stated beneath the counter signature of the Company below and has been executed and delivered by the Company as deed.

SCHEDULE 1

Amendment Provisions to the Intercreditor Agreement

The Intercreditor Agreement shall be amended as set out below (all references in this Schedule to Clauses or Schedules being to clauses of, or schedules to, the Intercreditor Agreement).

1.	A new Clause 1.4 will be inserted as follows:

“1.4	Swedish Security

Notwithstanding any other provision in the Debt Documents, the release of any Transaction Security over assets subject to a Transaction Security Document governed by Swedish law will always be subject to the prior written consent of the Security Trustee (in its sole discretion) unless (i) the assets to be released are disposed of in cash for their full market value to a third party independent purchaser; (ii) the purchase price is paid directly by that purchaser to the Security Trustee in application towards repayment and/or prepayment of the Secured Obligations (or are paid directly by the relevant purchaser into a blocked account pledged to the Security Trustee as cash collateral for the Secured Obligations); and (iii) the release is not otherwise prohibited under the terms of any of the Debt Documents. The Security Trustee’s consent shall be given on a case by case basis and at the sole discretion of the Security Trustee. Notwithstanding the above, the Transaction Security Documents governed by Swedish law will not operate to automatically release any asset subject to such Transaction Security other than following the full discharge of the Secured Obligations.”

2.	In order to correct certain typographical errors:

(a)	the reference in Clause 6.2(b) (Restriction on Payment and dealings: Senior Unsecured Notes Liabilities) to “Clause 6.3 (Permitted Senior Unsecured Notes Payments)” shall be deleted and replaced with a reference to “Clause 6.3 (Permitted Payments: Senior Unsecured Notes Liabilities)”;

(b)	the reference in Clause 6.2(b) (Restriction on Payment and dealings: Senior Unsecured Notes Liabilities) to “Clause 6.7” shall be deleted and replaced with a reference to “Clause 6.8”;

(c)	the reference in Clause 13.7 (Duties owed) to “this Clause 12.7” shall be deleted and replaced with a reference to “this Clause 13.7”;

(d)	the reference in Clause 13.7 (Duties owed) to “this Clause 12” shall be deleted and replaced with a reference to “this Clause 13”;

(e)	any reference in Clause 14.3 (Creditors’ and Debtors’ actions) to “this Clause 13” shall be deleted and replaced with a reference to “this Clause 14”;

(f)	the reference in Clause 16.17 (Belgian Guarantee Limitation) to “Clause 15” shall be deleted and replaced with a reference to “Clause 16”;

(g)	the reference in Clause 17.6 (French Security) to “Clause 17.7” shall be deleted and replaced with a reference to “Clause 17.8”;

(h)	the reference in Clause 17.7 (Appointment of the Security Trustee in relation to Belgian Security Documents) to “this Clause 16.7” shall be deleted and replaced with a reference to “this Clause 17.7”;

(i)	the reference in Clause 18.1(f) (Resignation of the Security Trustee) to “Clauses 0” shall be deleted and replaced with a reference to “Clauses 17”;

(j)	the reference in Clause 19.7 (New Ancillary Lender) to “clause 9.8” shall be deleted and replaced with a reference to “clause 7.8”;

(k)	the reference in Clause 25.4(c) (Exceptions) to “Clause 13” shall be deleted and replaced with a reference to “Clause 14”;

(l)	the reference in paragraph 5 of Schedule 3 (Form of Debtor Accession Deed) to “Clause 29” shall be deleted and replaced with a reference to “Clause 30”;

(m)	the reference in paragraph 5 of Schedule 3 (Form of Debtor Accession Deed) to “Clause 15” shall be deleted and replaced with a reference to “Clause 16”; and

(n)	the reference in paragraph 5 of Schedule 3 (Form of Debtor Accession Deed) to “Clause 16.5” shall be deleted and replaced with a reference to “Clause 17.5”.

3.	Clause 17.6 (French Security) shall be deleted and replaced in its entirety by the following:

“17.6	French Security and Swedish Security

(a)	The Security Trustee is hereby appointed as agent (mandataire) of the Secured Parties pursuant to Article 1984 et seq. of the French Code Civil, to represent and act on behalf of each Secured Party in relation to any actions required or advisable in connection with the entry into, performance, management and foreclosure of, and in respect of any dispute arising from or in connection with, any French Security Interest created pursuant to any French Security Document, pursuant and subject to the provisions of Clauses 17.7 (No independent power) to 17.23 (Winding up of trust) (inclusive), which shall apply mutatis mutandis for the purposes of the Security Trustee acting as agent (mandataire) of the Secured Parties pursuant to Article 1984 et seq. of the French Code Civil.

(b)	Each Secured Party (other than the Security Trustee) hereby (i) appoints the Security Trustee to act as its agent under or in connection with any Security Documents governed by Swedish law, (ii) authorises the Security Trustee to sign, execute and enforce each Security Document governed by Swedish law on its behalf and (iii) authorises the Security Trustee on its behalf to perform the duties and to exercise the rights, powers, authorities and discretions that are specifically given to it under or in connection with the Security Documents governed by Swedish law, together with any other incidental rights, powers, authorities and discretions.”

SCHEDULE 2

Conditions Precedent

1.	A certified copy of the constitutional documents of the Company including any up-to-date registry extracts (if necessary).

2.	A certified copy of a meeting of the board of directors of the Company approving the Amendment Letter and designating authorised officers of it to execute the Amendment Letter and any other documents required in connection with the transactions contemplated thereby.

3.	A certificate of an authorised signatory of the Company setting out the names and signatures of the persons authorised to sign on behalf of it the Amendment Letter and all other documents to be executed in connection herewith.

4.	The following legal opinions, each addressed to Barclays Bank PLC in its capacity as Agent and Security Trustee for Finance Parties (each as defined in the Original Revolving Facility Agreement):

(a)	a legal opinion of Shearman & Sterling (London) LLP as to matters of English law.

(b)	a legal opinion of Van Doorne N.V. (capacity and enforceability) as to matters of Dutch law.